Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements of CFS Bancorp, Inc. on Form S-8, as amended (File Nos. 333-62053, 333-62049, 333-84207 and 333-105687), of our reports dated February 9, 2006 on the consolidated financial statements of CFS Bancorp, Inc. as of and for the year ended December 31, 2005 and on our audit of internal control over financial reporting of CFS Bancorp, Inc. as of December 31, 2005, which reports are included in this Annual Report on Form 10-K.
/s/ BKD, LLP
Indianapolis, Indiana
March 8, 2006